Contact:
Travis Cai, CFO
E-mail: traviscai@chn-biotics.com
Web: www.chn-biotics.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: www.ccgirasia.com

For Immediate Release

China-Biotics, Inc. Appoints New Chief Financial Officer

Shanghai, China – January 22, 2010 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, the “Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced the appointment of Mr. Travis Cai as Chief Financial Officer, effective January 22, 2010. Mr. Cai replaces Ms. Eva Yan, who has served as Interim Chief Financial Officer of China-Biotics since Mr. Lewis Fan resigned as Chief Financial Officer on October 21, 2009.

Mr. Cai brings more than 10 years of professional and corporate finance experience with public companies and investment institutions. His areas of expertise include financial management, mergers and acquisitions, investor relations, risk controls, SOX 404 compliance, and SEC reporting. Prior to joining China-Biotics, Mr. Cai was Vice President of Finance at A-Power Energy Generation Systems Ltd. from 2009 to January 2010. He previously served as Director of Finance and Assistant to President at Vimicro International Corp. from 2007 to 2009. Both companies are operating in China and listed on NASDAQ. Mr. Cai holds a Master of Science degree in Information Systems from the Stern School of Business, New York University, and a Bachelor of Science degree in Materials Science & Engineering from Tsinghua University. He is certified as a Financial Risk Manager by the Global Association of Risk Professionals (GARP).

“We are delighted to enhance our financial management team with the appointment of Mr. Travis Cai as our new Chief Financial Officer,” said Mr. Jinan Song, Chairman and Chief Executive Officer of China-Biotics. “We believe his wide range of corporate accounting and finance experience will make a significant contribution to our senior executive team as China-Biotics continues to execute on its growth strategies in the coming years.”

About China-Biotics, Inc.

China-Biotics, Inc., a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995, any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###